Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of July 14, 2014, by and among CannLabs, Inc., a Nevada corporation (the “Employer”), and MARK C. MIRKEN (the “Executive”).

RECITALS

WHEREAS, the Employer considers it essential and in the best interest of the stockholders to foster the employment of key management personnel and desires to engage the services of the Executive on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to render services to the Employer on the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

The parties, intending to be legally bound, agree as follows:

1.            DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Agreement” means this Employment Agreement, as amended from time to time.

“Basic Compensation” shall include all items of base and bonus compensation and benefits provided for in Section 3.1 of this Agreement.

“Benefits” is defined in Section 3.1(b).

“Board of Directors” means the board of directors of Employer.

“Cause” shall mean (i) a documented repeated and willful failure by the Executive to perform his duties, (ii) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude (iii) willful material violation of a policy which is directly and materially injurious to the Employer or any subsidiary of the Employer, (iv) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Employer or any of its affiliates and (v) Executive’s material breach of this Agreement.  With respect to subsections (a) (i), (iii), (iv) and (v) above, Cause shall exist only after written notice of such failure, violation or breach is delivered to Executive and Executive shall have failed to cure such violation or breach within 30 days after such notice, if curable.  For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the best interest of the Employer or any of its subsidiaries or affiliate.

“Change of Control” shall mean (i) the closing of the sale, transfer or other disposition of all or substantially all of the Employer’s assets, (ii) the consummation of the merger or consolidation of the Employer with or into another entity (except a merger or consolidation in which the holders of capital stock of the Employer immediately prior to such merger or consolidation continue to hold not less than fifty percent (50%) of the voting power of the capital stock of the Employer or the surviving or acquiring entity immediately following such merger or consolidation), or (iii) a liquidation, dissolution or winding up of the Employer; provided, however, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Employer’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Employer’s securities immediately prior to such transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” shall mean once the Executive is unable for the “Disability Period” (as hereafter defined) to perform the essential functions of the Executive’s duties with reasonable accommodation.  The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other.  If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will attempt to make a determination of disability.  If they cannot agree, they will select a third medical doctor who will determine whether the Executive has a disability.  The determination of the third medical doctor selected under this provision will be binding on both parties.  The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this provision, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records.  If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this provision.

“Disability Period” shall mean 180 consecutive days or 180 days during any twelve (12) month period; or such lesser number of days as elapse until disability insurance benefits commence under any disability insurance coverage furnished by Employer to Executive, if any.

“Effective Date” means July 14, 2014.

“Employment Period” means the term of the Executive’s employment under this Agreement as defined in Section 2.2.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

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2.           EMPLOYMENT TERMS AND DUTIES

2.1           EMPLOYMENT

Commencing on the Effective Date, the Employer agrees to employ the Executive for the term of this Agreement upon the terms and conditions set forth in this Agreement, and the Executive agrees to commence employment for Employer also upon the terms and conditions set forth in this Agreement.

2.2           TERM

Subject to the provisions of Section 6, the Employment Period for the Executive’s employment under this Agreement will be three (3) years, beginning on the Effective Date, and shall be automatically renewed for consecutive one-year renewal terms thereafter, unless, not less than sixty (60) days prior to the end of the original term or any renewal term, either party gives the other party written notice of termination of employment which termination shall be effective as of the end of such original term or renewal term.

2.3           DUTIES

The Executive will serve as the Chief Executive Officer of Employer and will perform all duties required in furtherance of his position, including without limitation, all such duties as are customarily associated with such position or such duties as are assigned or delegated to the Employer’s Board of Directors.  The Executive agrees to perform in good faith and to the best of his ability all services which may be required of him hereunder and will devote his full-time efforts and business time, skill, attention and energies as are reasonably necessary to perform his duties and responsibilities under this Agreement and to promote the success of the Employer’s business.

3.           COMPENSATION

3.1           BASIC COMPENSATION

(a)   Base Salary.  The Executive will be paid an initial annual base salary of $200,000, subject to further adjustment as provided below (the “Base Salary”), which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than bi-monthly.  The Executive’s Base Salary will be reviewed by Compensation Committee of the Employer’s Board of Directors (or if Employer has no Compensation Committee, its Board of Directors) not less frequently than annually, and may be adjusted upward or downward by Employer but in no event will be less than $200,000 per year.

(b)           Bonus.  Executive shall be eligible to receive annual bonus compensation at the discretion of the Compensation Committee of Employer’s Board of Directors (or if Employer has no Compensation Committee, its Board of Directors) and in accordance with Employer’s executive bonus or incentive compensation plan that may be in effect from time to time.

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(c)           Restricted Stock Grant.  In addition to Base Salary, as part of the Executive’s overall compensation, the Executive shall receive a restricted stock award of 3,000,000 shares of Employer’s common stock (the “Shares”). For so long as the Executive remains continuously employed by the Employer, the Shares shall vest as follows: 50% of the Shares shall vest on January 1, 2016, and thereafter quarterly over the remaining Initial Term of the Agreement.

(d)           Benefits.  The Executive will, during the Employment Period, be permitted to participate in such life insurance, hospitalization, major medical, and other executive benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”).  The Executive shall also be entitled to such other fringe benefits as are now or may become available to all of Employer’s other executive officers. In the event that the Employer does not provide hospitalization or major medical coverage to its other executive officers, the Executive shall be entitled to be reimbursed for health coverage that is reasonable and acceptable to Executive and Employer.

(e)           Relocation Expenses.  Executive shall be reimbursed for all expenses related directly to his relocation to Denver Colorado. This reimbursement includes all packing and moving all belongings and vehicles, fees, flights, hotels rental cars etc, shall be capped, in total, at $25,000. All reimbursement shall be reimbursed within 10 days of invoice submission.

4.            EXPENSE REIMBURSEMENT

The Employer will pay reasonable expenses incurred by the Executive in the performance of the Executive’s duties pursuant to this Agreement, including without limitation reasonable expenses incurred by the Executive in attending conventions, other business meetings and for promotional expenses, provided that any such activities must be related to Employer’s business and all individual expenses (or those aggregated for a single convention, seminar or other business trip) greater than $1,000 must be approved by either Employer’s Chief Financial Officer or the Employer’s Compensation Committee (or if Employer has no Compensation Committee, its Board of Directors).  The Executive must file expense reports with respect to such expenses in accordance with the Employer’s policies.

5.            VACATIONS AND HOLIDAYS

The Executive will be entitled to two (2) weeks paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time.  The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer’s policies.  Vacation days during any calendar year that are not used by the Executive during such calendar year shall be forfeited.

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6.            TERMINATION

6.1          EVENTS OF TERMINATION

The Executive’s employment pursuant to this Agreement may be terminated by Employer on the following grounds:

(a)           upon the death of the Executive;

(b)           upon the disability of the Executive immediately upon notice from either party to the other;

(c)           For Cause (following the expiration of any applicable notice period from Employer to Executive);

    (d)          at the discretion of Employer other than for Cause.

6.2          TERMINATION PAY

Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) the compensation provided in this Section 6.2:

(a)           Termination by the Employer For Cause. If the Employer terminates this Agreement for Cause or Executive resigns, the Executive will be entitled to receive his Basic Compensation only through the date such termination is effective and any current and carried-over unused vacation days, but will not be entitled to any accrued bonus compensation for the calendar year during which such termination occurs, however, he will be entitled to retain any bonus compensation paid prior to such termination.

(b)           Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive’s Disability, the Executive will be entitled to receive his Basic Compensation only through the date such termination is effective. Executive shall also be entitled to receive that part of the Executive’s accrued bonus compensation, if any, for the calendar year during which his Disability occurs, prorated through the end of the calendar quarter during which his termination is effective. If this Agreement is terminated as a result of the Executive’s Disability, Executive shall be entitled to receive that amount of Shares that would have vested through the end of the calendar month during which his death occurs.

(c)           Termination upon Death. If this Agreement is terminated because of the Executive’s death, Executive will be entitled to receive his Basic Compensation only through the date such termination is effective, and that part of the Executive’s accrued bonus compensation, if any, for the calendar year during which his death occurs, prorated through the end of the calendar month during which his death occurs. If this Agreement is terminated as a result of the Executive’s death, Executive shall be entitled to receive that amount of Shares that would have vested through the end of the calendar month during which his death occurs.

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(d)           Termination by Employer Without Cause. If this Agreement is terminated by Employer other than for Cause then (i) Executive shall be entitled to receive his Base Compensation only through the date such termination is effective; and (ii) continuation of payment of Base Salary and continuation of all benefits which Executive would have been entitled to receive had his employment not terminated, or compensation sufficient for Executive to replace any such benefits if continuation is not possible under the applicable Employer plans, at the same times as such payments would otherwise have been made pursuant to Article 3 hereof for a period of six (6) months if, and only if, the Executive signs a valid general release of all claims against the Employer, and its affiliates, subsidiaries, officers, directors, and agents on terms and conditions acceptable to the Employer.

(e)           Acceleration of Vesting. If this Agreement is terminated by Employer other than for Cause within initial six (6) months of Term, 500,000 Shares shall automatically vest.  If this Agreement is terminated by Employer without cause after first 6 months of the Term, an additional 83,333 Shares shall vest for each month of service beyond initial 6 months of Term. If terminated upon a Change of Control, vesting of all Shares shall immediately accelerate.

7.             SECTION 409A.

(a)           This Agreement is intended to comply with the requirements of Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Payments of Non-Qualified Deferred Compensation (as such term is defined under Code Section 409A and the regulations promulgated thereunder) may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A. Any amounts payable solely on account of an involuntary separation from service of Executive within the meaning of Code Section 409A shall be excludible from the requirements of Code Section 409A, either as involuntary separation pay or as short-term deferral amounts, to the maximum possible extent. For purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Code Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense in incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)           To the extent required by Code Section 409A, and notwithstanding any other provision of this Agreement to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, the Executive on account of his separation from service until the first to occur of (i) the date of Executive’s death or (ii) the date which is one day after the six (6) month anniversary of his separation from service, and in either case only if he is a “specified employee” (as defined under Code Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service.  Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum (subject to all applicable withholding) promptly following the first to occur of the two dates specified in such immediately preceding sentence.

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(c)           Any payment of Non-Qualified Deferred Compensation made under Section 4 pursuant to a voluntary or involuntary termination of Executive’s employment with the Employer shall be withheld until Executive incurs both (i) a termination of his employment relationship with the Employer and (ii) the first instance of a “separation from service” with the Employer, as such term is defined in Treas. Reg. Section 1.409A-1(h).

(d)           The preceding provisions of this Section 7 shall not be construed as a guarantee by the Employer of any particular tax effect to Executive under this Agreement, under any plan or program sponsored or maintained by the Employer or under any other agreement by and between Executive and the Employer. The Employer shall not be liable to Executive for any additional tax, penalty or interest imposed under Code Section 409A nor for reporting in good faith any payment made under this Agreement or under any such other plan, program or agreement as an amount includible in gross income under Code Section 409A.

8.           CHARACTER OF TERMINATION PAYMENTS.

The amounts payable to Executive upon any termination of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Employer and his continued service from the date hereof to the date he becomes entitled to such payments.

9.	CONFIDENTIALITY AND RELATED MATTERS.

9.1           NON-DISCLOSURE COVENANT

Employer and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and valuable and that, as a result of the Executive’s employment, the Executive will be in a relationship of confidence and trust with Employer and will come into possession of “Confidential Information” (i) owned or controlled by Employer and its subsidiaries and affiliates; (ii) in the possession of Employer and its subsidiaries and affiliates and belonging to third parties; or (iii) conceived, originated, discovered or developed, in whole or in part, by the Executive during the term of this Agreement and relating to his duties for the Employer under this Agreement.  As used herein “Confidential Information” means trade secrets and other confidential or proprietary business, technical, personnel or financial information of Employer, whether or not the Executive’s work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, consumer names, ID’s or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes that are not readily available to the public, even it is not specifically marked as a trade secret or confidential, unless Employer advises the Executive otherwise in writing or unless the information has been shared by Employer with entities not bound by non-disclosure agreements.  In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive agrees not to directly or indirectly use or disclose to anyone, either during the Employment Period or after the termination of this Agreement, except in the performance of his duties of his employment with Employer or with Employer’s prior written consent, any Confidential Information of Employer.  This non-disclosure covenant does not apply to information that is disclosed or becomes public through another source that is not bound by a confidentiality agreement with Employer; which Executive is required to disclose pursuant to court order, subpoena or applicable law (provided that Executive will use reasonable efforts to provide Employer with prompt notice of any such requests or requirement so that Employer may seek an appropriate protective order); or which is disclosed in any proceeding to enforce or interpret this Agreement.  The Executive agrees that in the event of the termination of the Executive’s employment for any reason, the Executive will deliver to Employer, upon request, all property belonging to Employer, including all documents and materials of any nature pertaining to the Executive’s work with Employer and will not take with him any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information.

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9.2	WORK MADE FOR HIRE

Executive recognizes and understands that Executive’s duties at the Employer may include the preparation of materials, including without limitation written or graphic materials, and that any such materials conceived or written by Executive shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 U.S.C. §§ 1 et seq.  In the event of publication of such materials, Executive understands that since the work is a “work made for hire”, the Employer will solely retain and own all rights in said materials, including right of copyright.

9.3	DISCLOSURE OF WORKS AND INVENTIONS/ASSIGNMENT OF PATENTS

In consideration of the promises set forth herein, Executive agrees to disclose promptly to the Employer, or to such person whom the Employer may expressly designate for this specific purpose (its “Designee”), any and all works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment and related to the business or activities of the Employer, and Executive hereby assigns and agrees to assign all of Executive’s interest in the foregoing to the Employer or to its Designee.  Executive agrees that, whenever he is requested to do so by the Employer, Executive shall execute any and all applications, assignments or other instruments which the Employer shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Employer’s interest therein.  Such obligations shall continue beyond the termination or nonrenewal of Executive’s employment with respect to any works, inventions, discoveries and/or improvements that are authored, conceived of, or made by Executive during the period of Executive’s employment, and shall be binding upon Executive’s successors, assigns, executors, heirs, administrators or other legal representatives.

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10.	NON-COMPETITION AND NON-SOLICITATION MATTERS

10.1	NON-COMPETITION

During the term of this Agreement the Executive agrees that he shall not work for or be interested in any business which provides services or products which are directly competitive with “primary” services or products offered by the Employer or a subsidiary or affiliate of Employer at any time during his term of employment or at the Executive’s termination date (the “Non-Compete Period”).  In the event the Executive is terminated for Cause, the Non-Compete Period shall be extended until the earlier of (i) one year; or (ii) the then scheduled expiration of the term of the Agreement.  In the event the Executive is terminated in a manner in which he is paid severance, his Basic Compensation is continued, the Non-Compete Period shall be extended through the period of such severance or compensation continuation.  For the purpose of this Agreement, a product or service shall be deemed “primary” only if such service or product constitutes a primary component of the core business of Employer on Executive’s termination date.  For the further purposes of this Agreement, the term “work for or be interested in any business” means that the Executive is a stockholder, director, officer, Executive, partner, individual proprietor, lender or consultant with that business, but not if (i) his interest is limited solely to the passive ownership of five percent (5%) or less of any class of the equity or debt securities of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market. In the event that any part of this Section 9 is adjudged invalid or unenforceable by any court of record, board of arbitration or judicial or quasi judicial entity having jurisdiction thereof by reason of length of time, geographical coverage, activities covered, or for any other reason, then the invalid or unenforceable provisions of this covenant shall be deemed reformed and amended to the maximum extent permissible under applicable law and shall be enforced and enforceable as so amended in accordance with the intention of the parties as expressed herein.

10.2	NON-SOLICITATION

During the Non-Compete Period, the Executive also agrees that he will not directly or indirectly: (i) solicit the trade of, or trade with, any past, present or prospective customer of the Employer for any business purpose that directly or indirectly competes with the business of Employer or a subsidiary or affiliate of Employer; or (ii) solicit or induce, or attempt to solicit or induce, any Executive of Employer to leave Employer for any reason whatsoever, or assist or participate in the hiring of any Executive of Employer to work for another entity.

11.          REPRESENTATIONS OF EXECUTIVE

As a material inducement to Employer to execute this Agreement and consummate the transactions contemplated thereby, the Executive hereby makes the following representations to Employer, each of which are true and correct in all material respects as of the date hereof.

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11.1	NO PRIOR AGREEMENTS

Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect Executive’s ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Sections 9 and 10 of this Agreement.  Executive further represents and warrants that his employment with the Employer will not under any circumstances require him to disclose or use any confidential information belonging to prior Employers or other persons or entities, or to engage in any conduct which may potentially interfere with the contractual, statutory or common-law rights of such other Employers, persons or entities.  In the event that Executive knows or learns of any facts whatsoever which suggest that such interference might arguably occur as the result of any proposed actions by either Executive or the Employer, Executive expressly promises that he will immediately bring such facts to the Employer’s attention.

11.2	REVIEW BY COUNSEL

Executive expressly acknowledges and represents that Executive has been given a full and fair opportunity to review this Agreement with an attorney of Executive’s choice, and that Executive has satisfied himself, with or without consulting with counsel, that the terms and provisions of this Agreement, specifically including, but not limited to, the restrictive covenant and related provisions of Section 10 hereof, are reasonable and enforceable.

11.3	NO CONFLICTS OF INTEREST

Executive covenants that, as of the date hereof, he is not involved in any venture or activity that could compete with Employer or which could potentially interfere with his ability to perform under this Agreement.  During the Term, he will disclose to the Employer, in writing, any and all interests he may have, whether for profit or compensation or not, in any venture or activity which could potentially interfere with his ability to perform under this Agreement or create a conflict of interest for him with the Employer.  For purposes of this Section 11.4 only, “conflict of interest” shall mean ownership of greater than one percent (1%) of, or $25,000 worth of equity in, another company which conducts business similar to that undertaken by the Employer.

11.4	EXECUTIVE’S ABILITY

Executive represents that Executive’s experience and capabilities, and the limited provisions of Section 10, are such that he will not be prevented from earning his livelihood in businesses similar to that of Employer.  Executive acknowledges that there are a significant number of businesses for which his qualifications and experience would render him qualified for employment that do not constitute a competing businesses such that his ability to become employed after the termination or nonrenewal of this Agreement would not be impaired.

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12.          GENERAL PROVISIONS

12.1       INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of any provision of Sections 9 and 10 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy.  Consequently Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of Sections 9 and 10 of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

12.2       WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

12.3       TOLLING PERIOD

The non-competition, non-disclosure and non-solicitation obligations contained in Sections 9 and 10 of this Agreement shall be extended by the length of time during which Executive shall have been in breach of any of the provisions of such Sections 9 and 10, regardless of whether the Employer knew or should have known of such breach.

12.4       EMPLOYER VIOLATION NOT A DEFENSE

In an action by the Employer to enforce any provision of this Agreement, any claims asserted by Executive against the Employer shall not constitute a defense to the Employer’s action.

12.5       INDEMNIFICATION

Employer shall indemnify and defend Executive and his heirs, executors and administrators against any costs or expense (including reasonable attorneys’ fees and amounts paid in settlement, if such settlement is approved by the Employer), fine, penalty, judgment and liability reasonable incurred by or imposed upon Executive in connection with any action, suit or proceeding, civil or criminal, to which Executive may be made a party or with which Executive shall be threatened, by reason of Executive’s being or having been an officer or director, unless with respect to such matter Executive shall have been adjudicated in any proceeding not to have acted in good faith or in the reasonable belief that the action was in the best interests of the Employer, or unless such indemnification is precluded by law, public policy, or in the judgment of the Employer’s Board of Directors, such indemnification is being sought as a result of actions of Executive which were either: (i) grossly negligent; (ii) reflective of Executive misconduct; (iii) in violation of rules, regulations or laws applicable to the Employer; or (iv) in disregard of Employer policies.

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12.6       NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:           CannLabs, Inc.
3888 E. Mexico Ave., Suite B50
Denver, CO 80210
Telephone No.:            303.309.0105
Facsimile No.:
Attn:  Chief Executive Officer

                                If to Executive:            Mark C. Mirken
[______________]
[______________]

12.7       ENTIRE AGREEMENT; AMENDMENTS

This Agreement and the documents referenced herein, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

12.8       GOVERNING LAW

This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles.

12.9       ARBITRATION, OTHER DISPUTES.

In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration.  In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in the city in which Employer has its principal Executive offices in accordance with the commercial arbitration rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  All administration fees and arbitration fees shall be paid solely by Employer.  Notwithstanding the above, Employer shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of section 9 or 10 hereof.  The prevailing party may recover attorneys’ fees in any dispute or controversy arising under or in connection with this Agreement

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12.10     ASSIGNABILITY, BINDING NATURE

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

12.11     SURVIVAL

The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

12.12     SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.13     SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.14     COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  This Agreement (and all other agreements, documents, instruments and certificates executed and/or delivered in connection herewith) may be executed by facsimile signatures, each of which shall be deemed an original copy of this Agreement (or other such agreement, document, instrument and certificate).

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IMPORTANT NOTICE:  THIS AGREEMENT RESTRICTS EXECUTIVE’S RIGHTS TO OBTAIN OTHER EMPLOYMENT FOLLOWING HIS EMPLOYMENT WITH THE EMPLOYER.  BY SIGNING IT, EXECUTIVE ACKNOWLEDGES THIS FACT, AND FURTHER ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE EMPLOYER TO READ THE AGREEMENT CAREFULLY, AND/OR TO CONSULT WITH COUNSEL OF HIS CHOICE CONCERNING THE LEGAL EFFECTS OF SIGNING THE AGREEMENT, PRIOR TO SIGNING IT.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

WITNESS:	EMPLOYER:

CANNLABS, INC.

Signature
	By:	/s/ Steve Kilts
Authorized Executive Officer
Print Name

Address

Address

EXECUTIVE:

/s/ Mark C. Mirken
Mark C. Mirken

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